Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Boundless Bio, Inc. (the “Company,” “we,” “our” and “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, $0.0001 par value per share (“common stock”).

The following description summarizes some of the terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (“certificate of incorporation”), our amended and restated bylaws (“bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Copies of our certificate of incorporation and our bylaws have been filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws, and the applicable provisions of the DGCL for additional information.

General

As of December 31, 2024, our authorized capital stock consisted of 700,000,000 shares of common stock, and 70,000,000 shares of preferred stock, $0.0001 par value per share. No shares of preferred stock were designated or outstanding.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Our certificate of incorporation established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election at each annual meeting of our stockholders. In addition, our certificate of incorporation provides that our directors may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of our voting stock entitled to vote at an election of directors, subject to any special rights of the holders of any then outstanding series of our preferred stock. At all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast is sufficient to elect a director. Except as otherwise provided by applicable law or regulation or requirement of any securities exchange applicable to us, and subject to the supermajority votes required for some matters, other matters will be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter (excluding abstentions and broker non-votes).

The affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, is required to amend, alter, repeal, or rescind, in whole or in part, or to adopt any provision inconsistent with, several of the provisions of our certificate of incorporation, including provisions requiring us to indemnify our directors and officers to the fullest extent permitted by the DGCL, provisions limiting the personal liability of our directors and officers to us and our stockholders, and provisions relating to classification of our board, limitations on removal of directors from office, and other provisions that could have the effect of delaying, deferring, or preventing a change in control of the Company as discussed below under the subsection titled “Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the then outstanding shares of our common stock will be entitled to share ratably in our assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

No Preemptive Rights

Holders of common stock have no preemptive, conversion, subscription, or other similar rights, and there are no redemption or sinking funds provisions applicable to the common stock.

Rights and Preferences of Preferred Stock May be Senior to Rights and Preferences of Common Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 70,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each series and any qualifications, limitations, or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The rights, preferences and privileges of one or more series of preferred stock could include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the holders of our common stock.

Fully Paid and Nonassessable

The issued and outstanding shares of our common stock as of December 31, 2024 were duly authorized, validly issued, fully paid, and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Securities Exchange Listing

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “BOLD.”

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of the DGCL, our certificate of incorporation, and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions, which are summarized below, could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interest, including transactions that provide for payment of a premium over the market price for shares of our common stock. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 70,000,000 shares of preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued that might dilute the voting or other rights of the proposed hostile acquirer. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deterring, or preventing a change in our management or a change in control of us and may adversely affect the market price of our common stock and the voting and other rights or preferences of the holders of our common stock.

No Stockholder Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and specifically eliminates the ability of stockholders to act by written consent in lieu of a meeting, subject to any special rights of the holders of any series of preferred stock to act by written consent.

Special Stockholder Meetings

Our certificate of incorporation provides that a special meeting of stockholders may be called only by or at the direction of our board of directors, the chairperson of our board of directors, our chief executive officer, or our president. Our certificate of incorporation specifically denies power to any other person to call a special meeting of stockholders. Our bylaws provide that no business may be transacted at any special meeting of stockholders other than the business specified in the notice of the special meeting. Accordingly, stockholders may not bring business before a special meeting.

Advance Notification Requirements for Stockholder Proposals and Director Nominations

Our bylaws establish advance notice procedures with respect to stockholder proposals relating to business to be brought before an annual meeting of stockholders and the nomination of candidates for election as directors. Noncompliance with these requirements would preclude a stockholder from bringing matters before an annual meeting of stockholders and making any nomination of a person for election to our board of directors at any meeting of stockholders.

Staggered Board of Directors

Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year by our stockholders. This system of electing directors may tend to discourage a third party from attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholders Not Entitled to Cumulative Voting

Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors, which limits the ability of minority stockholders to elect director candidates.

Number of Directors

The total number of directors on our board of directors is established by our board of directors, which may delay the ability of stockholders to change the composition of a majority of our board of directors.

Filling of Vacancies

Any vacancies on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, and may not be filled by the stockholders, subject to any special rights of the holders of any series of preferred stock.

Removal of Directors

Our certificate of incorporation provides that no member of our board of directors may be removed from office except for cause and only upon the approval of the holders of at least two-thirds of the voting power of all of the then outstanding shares of our voting stock entitled to vote at an election of directors, subject to any special rights of the holders of any then outstanding series of our preferred stock.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Under the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding (“proceeding”) brought on our behalf; (ii) any proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or stockholders to us or our stockholders; (iii) any proceeding arising pursuant to any provision of the DGCL, our certificate of incorporation, or bylaws; or (iv) any proceeding asserting a claim against us governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision.

Amendment of Charter Provisions and Bylaws

The amendment or repeal of any of the above-described provisions of our certificate of incorporation by stockholders would require approval by the holders of at least two-thirds of the total voting power of all of the then outstanding shares of our capital stock entitled to vote thereon. The amendment or repeal of any of the above-described provisions of our bylaws, or adoption of new bylaws, by stockholders would require approval by the holders of at least two-thirds of the voting power of all of the then outstanding shares of our voting stock entitled to vote generally in an election of directors. Our board of directors may amend or repeal any of the above-described provisions of our bylaws, or adopt new bylaws, by majority vote.